EXHIBIT 99.1

CSG Appoints Finance and Technology Executive

Lily Yang to Board of Directors

DENVER, February 16, 2021 – CSG (NASDAQ: CSGS) is adding finance and technology executive Tse Li “Lily” Yang to its board of directors. Effective February 12, 2021, Yang’s appointment as a class III director and member of the Audit Committee adds additional depth to the Board to support the company’s continued strategic execution, growth and profitability.

“Lily joins CSG at a critical time for the company, as we continue to solve our customers’ biggest business challenges and help future proof their businesses,” said Don Reed, chairman, CSG. "Beyond her expertise in financial management, her breadth of experience in leading tech-forward, transformational organizations will serve CSG well as we embark on a new era of growth and innovation.”

“CSG has demonstrated the tremendous success that can be achieved when a company takes a values-focused, customer focused approach to its business,” said Yang. “I am thrilled to join CSG at a time of such transformation and growth and look forward to working with my colleagues on the Board and the company’s new executive leadership team to build on this strategy and drive continued success.”

Yang currently serves as chief accounting officer for Pinterest where she leads accounting, tax, treasury and internal audit. She brings nearly three decades of broad financial leadership experience, including regulatory compliance, investment management, M&A, credit and business risk across diverse organizations in technology, healthcare and other high growth industries. A Certified Public Accountant, Yang holds a Bachelor of Science degree in Accounting and Managerial Information Systems from Boston University.

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About CSG

For more than 35 years, CSG has simplified the complexity of business, delivering innovative customer engagement solutions that help companies acquire, monetize, engage and retain customers. Operating across more than 120 countries worldwide, CSG manages billions of critical customer interactions annually, and its award-winning suite of software and services allow companies across dozens of industries to tackle their biggest business challenges and thrive in an ever-changing marketplace. CSG is the trusted partner for driving digital innovation for hundreds of leading global brands, including Airtel Africa, América Móvil, AT&T, Charter Communications, Comcast, DISH, Formula 1, Hutchison 3 Indonesia, Inmarsat, Mastercard, Maximus, Microsoft, Mobily, MTN, New Leaf Service Contracts, State of California DMV, TalkTalk and Telstra. To learn more, visit our website at csgi.com and connect with us on LinkedIn and Twitter.

Copyright © 2021 CSG Systems International, Inc. and/or its affiliates (“CSG”). All rights reserved. CSG® is a registered trademark of CSG Systems International, Inc. All third-party trademarks, service marks, and/or product names which are referenced in this document are the property of their respective owners, and all rights therein are reserved.

Contacts:

Brad Jones

Public Relations

CSG

+1 (303) 200-3001

brad.jones@csgi.com

John Rea

Investor Relations

CSG

+1 (210) 687 4409

john.rea@csgi.com